PRICING SUPPLEMENT NO. AIG-FP-1	FILED PURSUANT TO RULE 424(b)(3)
DATED NOVEMBER 14, 2006	REGISTRATION NO. 333-106040
TO PROSPECTUS DATED JULY 24, 2006
AND PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2006
AMERICAN INTERNATIONAL GROUP, INC.
MEDIUM-TERM NOTES, SERIES AIG-FP,
FLOATING RATE LIBOR NOTES DUE NOVEMBER 27, 2046

Principal Amount: U.S.$20,000,000	Original Issue Date: November 21, 2006

Agent’s Discount or Commission: U.S.$200,000	Stated Maturity: November 27, 2046

Net Proceeds to Issuer: U.S.$19,800,000	Interest Rate: 3 Month LIBOR– 16 bps

Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687 QBF 4

Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof): N/A
The notes are being placed through or purchased by the Agent listed below:

Agent	Principal Amount
Bear Stearns & Co., Inc.	U.S.$20,000,000	Capacity:	☐ Agent	☑ Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of ___% of principal amount.
If as Principal:	☐ The notes are being offered at varying prices related to prevailing market prices at the time of resale.
☑ The notes are being offered at a fixed initial public offering price of 100% of principal amount.

Initial Interest Rate:	3 Month LIBOR determined as of 11:00 a.m. London time on November 17, 2006, minus 16 basis points.

Interest Reset Dates:	Quarterly on the 27th of February, May, August and November, commencing on February 27, 2007

Interest Payment Dates:	Quarterly on the 27th of February, May, August and November, commencing on February 27, 2007

Regular Record Dates:	15 calendar days prior to each Interest Payment Date

Spread (+/-):	- 16 bps	INTEREST RATE BASIS OR BASES:
Spread Multiplier:	N/A	☐ CD Rate
Maximum Interest Rate:	N/A	☐ CMT Rate
Minimum Interest Rate:	N/A	☐ CMT Moneyline Telerate Page 7051
Index Maturity:	3 Months	☐ CMT Moneyline Telerate Page 7052
☐ One-Week Average Yield
INTEREST CALCULATION:		☐ One-Month Average Yield
☑ Regular Floating Rate Note		☐ Commercial Paper Rate
☐ Floating Rate/Fixed Rate Note		☐ Eleventh District Cost of Funds Rate
Fixed Rate Commencement Date:		☐ Federal Funds Open Rate
Fixed Interest Rate:		☐ Federal Funds Rate
☐ Inverse Floating Rate Note		☑ LIBOR
Fixed Interest Rate:		☐ LIBOR Reuters
☑ LIBOR Moneyline Telerate
☐ Prime Rate
☐ Treasury Rate
☐ Other

Redemption at Option of Issuer:
At its option, the Issuer may redeem the notes, in whole or in part, on November 27, 2036 and semi-annually on interest payment dates in May and November thereafter, upon written notice of a minimum of 30 calendar days. The notes will be redeemable based on the redemption dates and redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the redemption date:

If redeemed during the
12 months beginning:	Redemption Price
November 27, 2036	105.000%
November 27, 2037	104.500%
November 27, 2038	104.000%
November 27, 2039	103.500%
November 27, 2040	103.000%
November 27, 2041	102.500%
November 27, 2042	102.000%
November 27, 2043	101.500%
November 27, 2044	101.000%
November 27, 2045, thereafter to, but excluding maturity	100.500%
Repayment at Option of Holder:
The notes will be repayable, in whole or in part, at the option of the holder, on November 27, 2016 and semi-annually on the interest payment dates in May and November thereafter, upon written notice of a minimum of 30 calendar days. The notes will be repayable based on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the redemption date:

If redeemed during the
12 months beginning:	Repayment Price
November 27, 2016	98.500%
November 27, 2017	98.688%
November 27, 2018	98.875%
November 27, 2019	99.063%
November 27, 2020	99.250%
November 27, 2021	99.438%
November 27, 2022	99.625%
November 27, 2023	99.813%
November 27, 2024 and thereafter	100.000%
If the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, we will comply with Rule 14e-1 as then in effect to the extent applicable.

Use of Proceeds:	We intend to lend the net proceeds from the sale of the notes to our subsidiary AIG Financial Products Corp. or certain of its subsidiaries for use for general corporate purposes.

Other Provisions:

Calculation Agent:	AIG Financial Products Corp.

Certain U.S. Federal
Income Tax Consequences:	Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended, should be aware that Section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income under Section 1042.

The Issuer believes that it is a domestic operating corporation and that less than 25 percent of its affiliated group’s gross receipts is passive investment income for the taxable year ending December 31, 2005. In making this determination, the Issuer has made certain assumptions and used procedures which it believes are reasonable. The Issuer cannot give any assurances as to whether it will continue to be a domestic operating corporation that meets the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the Issuer’s determination of its status as domestic operating corporation or the manner in which the Issuer has calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

Notwithstanding that the final maturity of the notes is more than 30 years after the original issue date, prospective investors should refer to the discussion under “United States Taxation” in the accompanying prospectus supplement for a discussion of the other material consequences of owning the notes.
We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $1.77 billion aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement, including $20 million aggregate principal amount (or its equivalent in one or more foreign currencies) of Series AIG-FP notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.